FOR IMMEDIATE RELEASE

ELIZABETH ARDEN, INC. ANNOUNCES SECOND QUARTER FISCAL 2016 RESULTS

New York, New York (February 4, 2016) -- Elizabeth Arden, Inc. (NASDAQ: RDEN), a global prestige beauty products company, today announced financial results for its second quarter of fiscal 2016 ended December 31, 2015.

For the first half of its 2016 fiscal year, the Company delivered its internal earnings budget and exceeded its cash flow targets and cost savings under its business transformation initiatives. Despite foreign currency headwinds, fiscal year-to-date adjusted gross margins increased by 60 basis points. The Company also posted its fourth consecutive quarter of constant currency net sales growth for both the Elizabeth Arden brand and its International segment.

FINANCIAL RESULTS

A reconciliation between GAAP and adjusted results can be found in the tables and footnotes at the end of this press release.

Second Quarter ended December 31, 2015:

•	GAAP net sales were $316.2 million, a decrease of 5.2% from the prior year period, or a decrease of 1.0% at constant foreign currency rates.
•	Adjusted net sales, excluding charges impacting net sales in the prior year period, decreased by 4.6% at constant foreign currency rates.
•	GAAP net loss per diluted share was $0.19.
•	Adjusted net income per diluted share, excluding non-recurring and other items, was $0.10.

Six Months ended December 31, 2015:

•	GAAP net sales were $582.2 million, a decrease of 3.6% from the prior year period, or an increase of 1.1% at constant foreign currency rates.
•	Adjusted net sales, excluding charges impacting net sales in the prior year period, decreased by 1.4% at constant foreign currency rates.
•	GAAP net loss per diluted share was $0.74.
•	Adjusted net loss per diluted share, excluding non-recurring and other items, was $0.08.
•	By segment, North America segment net sales decreased by 5.1%, and International segment net sales increased by 5.4% in both cases at constant foreign currency rates.

KEY INITIATIVES

All figures below are on a fiscal year-to-date on an adjusted and constant foreign currency basis:

          Drive the Elizabeth Arden Brand:   Net sales of the Company's Elizabeth Arden branded products increased by 3%, with growth driven by higher fragrance and skin care sales, which increased by 8% and 2%, respectively. SUPERSTART Skin Renewal Booster, launched in the fall of 2015, performed ahead of plan and is driving an improvement in retail sales and building confidence with retailers. The Company has also enhanced its social media campaigns targeting the Elizabeth Arden brand to drive global demand.

          Grow the Fragrance Portfolio:   Net sales of non-Elizabeth Arden branded fragrances decreased by 4%. Net sales of the Company's designer fragrances increased by 7% during the period behind strong momentum in the John Varvatos fragrance brand and growth in Juicy Couture fragrances, but were offset by lower sales of celebrity fragrances.

          Improve Go-To-Market Capability and Execution:   Net sales growth was strong across most of the Company's International markets, including a net sales increase of 9% for the European region, with the improved performance of the Elizabeth Arden brand driving the growth. In Greater China, net sales increased by 18%, and the Company is restructuring the leadership team to improve the capability in this priority market. The Company's joint ventures in Southeast Asia and the Middle East are also now fully operational and focused on accelerating sales.

          Optimize Costs and Reduce Complexity to Drive Gross Margin:   Overall results to date are in line with the Company's internal plans, and its business transformation initiatives continue to drive down costs and improve efficiencies. Despite the negative foreign currency impact of 45 and 60 basis points for the second quarter and six month period, respectively, as compared to the same periods of the prior fiscal year, adjusted gross margins for the year-to-date period increased by 60 basis points to 44.2%. In addition, the Company is ahead of plan in achieving its cash flow budget, and its cost savings initiatives are on track to achieve or exceed the high end of its previously communicated estimate of approximately $47 million to $50 million of annualized savings.

          Mr. Beattie commented, "The improved commercial execution and distribution platform implemented over the past eighteen months are beginning to deliver improved results. We continue to expect sales growth, at constant foreign currency rates, and margin expansion for fiscal 2016 and beyond driven by a stronger innovation pipeline and reinvestment of savings from our performance improvement initiatives."

OUTLOOK
The Company currently expects the following for fiscal 2016 (on an adjusted basis):

•	Net sales increases driven by the International business and the Elizabeth Arden brand (at constant foreign currency rates);
•	Foreign currency headwinds to negatively impact full year net sales growth by approximately 3.75% (as compared to the Company's estimate of 3% in November 2015);
•	Gross margin expansion primarily due to better sales mix, improved commercial execution and improved cost structure;
•	Lower overall selling, general and administrative expenses, with lower indirect overhead costs and targeted reinvestment in advertising to accelerate revenue growth; and
•	Improved EBITDA margins from gross margin expansion and lower indirect overhead expenses.

The Company will host a conference call today, February 4, 2016 at 4:30 p.m. Eastern Time. All interested parties can listen to a live web cast of the Company's conference call by visiting the Investor Relations section of the Corporate tab on the Company's web site at http://ir.elizabetharden.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's web site until March 4, 2016.

Elizabeth Arden is a global prestige beauty products company with an extensive portfolio of prestige beauty brands sold in over 120 countries. The Company's brand portfolio includes Elizabeth Arden skin care, color and fragrance products; its professional skin care line, Elizabeth Arden PRO; the celebrity fragrance brands of Justin Bieber, Mariah Carey, Nicki Minaj and Taylor Swift; the designer fragrance brands of Juicy Couture, John Varvatos and Wildfox Couture; and the heritage fragrance brands of Alfred Sung, Britney Spears, Curve, BCBGMAXAZRIA, Elizabeth Taylor, Geoffrey Beene, Giorgio Beverly Hills, Halston, Ed Hardy, Jennifer Aniston, Lucky Brand, Rocawear, PS Fine Cologne and White Shoulders.

Company Contact:	Marcey Becker Senior Vice President, Finance

Investor/Press Contact:	Allison Malkin/Michael Fox Integrated Corporate Relations (203) 682-8200

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In thousands, except percentages and per share data)

	Three Months Ended		Six Months Ended

	December 31,	December 31,	December 31,	December 31,
	2015	2014	2015	2014

Net Sales	$316,199	$333,607	$582,150	$603,985

Cost of Goods Sold:
Cost of Sales	170,757	188,762	325,647	350,088
Depreciation Related to Cost of Goods Sold	1,514	1,960	3,069	3,959

Total Cost of Goods Sold	172,271	190,722	328,716	354,047

Gross Profit	143,928	142,885	253,434	249,938
Gross Profit Percentage	45.5%	42.8%	43.5%	41.4%

Selling, General and Administrative Expenses	131,757	180,205	241,432	294,070
Depreciation and Amortization	9,170	10,795	18,685	21,508

Total Operating Expenses	140,927	191,000	260,117	315,578

Interest Expense, Net	7,759	7,712	15,020	15,468
Debt Extinguishment Charges	--	239	--	239

Loss Before Income Taxes	(4,758)	(56,066)	(21,703)	(81,347)
Provision for Income Taxes	1,513	833	904	1,057

Net Loss	(6,271)	(56,899)	(22,607)	(82,404)
Net Loss Attributable to Noncontrolling Interests	(1,329)	(760)	(1,729)	(915)

Net Loss Attributable to Elizabeth Arden Shareholders	(4,942)	(56,139)	(20,878)	(81,489)
Less: Accretion and Dividends on Preferred Stock	669	639	1,313	21,085

Net Loss Attributable to Elizabeth Arden Common Shareholders	$(5,611)	$(56,778)	$(22,191)	$(102,574)

As reported:

Net Loss Per Diluted Share Attributable to Elizabeth Arden Common Shareholders	$(0.19)	$(1.90)	$(0.74)	$(3.44)

Basic Shares	29,921	29,812	29,875	29,796
Diluted Shares	29,921	29,812	29,875	29,796

EBITDA (a)	$13,685	$(35,599)	$15,071	$(40,412)
EBITDA margin (a)	4.3%	(10.7)%	2.6%	(6.7)%

Adjusted to exclude non-recurring costs, net of taxes:

Net Sales	$316,199	$346,189	$582,150	$619,246
Gross Profit	$144,525	$160,009	$257,314	$269,779
Gross Profit Percentage	45.7%	46.2%	44.2%	43.6%

Net Income (Loss) Per Diluted Share Attributable to Elizabeth Arden Common Shareholders	$0.10	$0.28	$(0.08)	$(0.15)

EBITDA (a)	$20,247	$31,047	$30,060	$32,326
EBITDA margin (a)	6.4%	9.0%	5.2%	5.2%

(a)    EBITDA is defined as net income attributable to Elizabeth Arden common shareholders plus the provision for income taxes (or net loss attributable to Elizabeth Arden common shareholders, less the benefit from income taxes or plus the provision for income taxes) plus interest expense, plus depreciation and amortization, plus net income (or net loss) attributable to noncontrolling interest, plus accretion and dividends on preferred stock. EBITDA should not be considered as an alternative to income (loss) from operations or net income (loss) attributable to Elizabeth Arden common shareholders (as determined in accordance with generally accepted accounting principles (GAAP) as a measure of our operating performance or to net cash provided by (used in) operating activities (as determined in accordance with GAAP) as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization, preferred stock accretion or dividends or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure, we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures. We have also disclosed EBITDA as adjusted without giving effect to the 2014 Performance Improvement Plan, the 2016 Business Transformation Program and other non-recurring costs. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand the EBITDA performance of the Company on a consistent basis without regard to the effect of charges related to the 2014 Performance Improvement Plan, the 2016 Business Transformation Program and other non-recurring costs.

      The table below reconciles net loss attributable to Elizabeth Arden common shareholders, as determined in accordance with GAAP, to EBITDA and to EBITDA as adjusted: (For a reconciliation of net income (loss) attributable to Elizabeth Arden common shareholders or net income (loss) to EBITDA for prior periods, see the Company's filings with the Securities and Exchange Commission which can be found on the Company's website at www.elizabetharden.com).

(In thousands)	Three Months Ended		Six Months Ended

	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014

Net Loss Attributable to Elizabeth Arden Arden Common Shareholders	$(5,611)	$(56,778)	$(22,191)	$(102,574)
Plus:
Provision for Income Taxes	1,513	833	904	1,057
Interest expense, net	7,759	7,712	15,020	15,468
Depreciation related to cost of goods sold	1,514	1,960	3,069	3,959
Depreciation and amortization	9,170	10,795	18,685	21,508
Net loss attributable to noncontrolling interest	(1,329)	(760)	(1,729)	(915)
Accretion and dividends on preferred stock	669	639	1,313	21,085

EBITDA	13,685	(35,599)	15,071	(40,412)
Non-recurring and other costs	6,562	66,646	14,989	72,738

EBITDA, as adjusted	$20,247	$31,047	$30,060	$32,326

The table below reconciles net cash flow (used in) provided by operating activities, as determined in accordance with GAAP, to EBITDA:

(Amounts in thousands)	Six Months Ended

	December 31, 2015	December 31, 2014

Net cash (used in) provided by operating activities	$(1,023)	$37,136
Changes in assets and liabilities, net of acquisitions	2,923	(47,442)
Interest expense, net	15,020	15,468
Amortization of senior note offering and credit facility costs	(806)	(842)
Amortization of senior note premium	424	399
Provision for income taxes	904	1,057
Deferred income taxes	325	(344)
Amortization of share-based awards	(2,696)	(2,674)
Asset impairments	--	(42,931)
Debt extinguishment charges	--	(239)

EBITDA	$15,071	$(40,412)

      The tables below reconcile the amounts reported in accordance with GAAP to such amounts before giving effect to charges related to the 2014 Performance Improvement Plan, the 2016 Business Transformation Program, and other non-recurring costs. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand our operating performance on a consistent basis without regard to the effect of charges related to the 2014 Performance Improvement Plan, the 2016 Business Transformation Program and other non-recurring costs. The presentation in the table below of the non-GAAP information included in the "Adjusted" columns is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Adjusted Amounts
(In thousands, except percentages and per share data)

	Three Months Ended				Three Months Ended

	December 31, 2015				December 31, 2014

	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted

Net Sales	$316,199	$--		$316,199	$333,607	$12,582	(e)	$346,189
Cost of Goods Sold:
Cost of Sales	170,757	(597	) (a)	170,160	188,762	(4,542	)(f)	184,220
Depreciation Related to Cost of Goods Sold	1,514	--		1,514	1,960	--		1,960

Total Cost of Goods Sold	$172,271	$(597)		$171,674	$190,722	$(4,542)		$186,180

Gross Profit	143,928	597		144,525	142,885	17,124		160,009
Gross Profit Percentage	45.5%			45.7%	42.8%			46.2%

Selling, General and Administrative Expenses	131,757	(5,965	) (b)	125,792	180,205	(49,283	)(g)	130,922
Depreciation and Amortization	9,170	(114	) (c)	9,056	10,795	--		10,795

Total Operating Expenses	140,927	(6,079)		134,848	191,000	(49,283)		141,717
Interest Expense, Net	7,759	--		7,759	7,712	--		7,712
Debt Extinguishment Charges	--	--		--	239	(239	)(h)	--

(Loss) Income Before Income Taxes	(4,758)	6,676		1,918	(56,066)	66,646		10,580
Provision for (Benefit from) Income Taxes	1,513	(2,293	) (d)	(780)	833	768	(i)	1,601

Net (Loss) Income	(6,271)	8,969		2,698	(56,899)	65,878		8,979
Net Loss Attributable to Noncontrolling Interests	(1,329)	228		(1,101)	(760)	583		(177)

Net (Loss) Income Attributable to Elizabeth Arden Shareholders	(4,942)	8,741		3,799	(56,139)	65,295		9,156
Less: Accretion and Dividends on Preferred Stock	669	--		669	639	--		639

Net (Loss) Income Attributable to Elizabeth Arden Common Shareholders	$(5,611)	$8,741		$3,130	$(56,778)	$65,295		$8,517

EBITDA	$13,685	$6,562	(a)(b)	$20,247	$(35,599)	$66,646	(e)(f)(g)(h)	$31,047

Net (Loss) Income Per Basic Share Attributable to Elizabeth Arden Common Shareholders	$(0.19)	0.29		$0.10	$(1.90)	$2.19		$0.29

Net (Loss) Income Per Diluted Share Attributable to Elizabeth Arden Common Shareholders	$(0.19)	0.29		$0.10	$(1.90)	$2.18		$0.28

(a)   Includes $0.6 million of inventory costs under our 2016 Business Transformation Program related to the closing of our Brazilian affiliate, as well changes in certain distribution and customer arrangements.

(b) Includes $6.0 million in expenses under the 2016 Business Transformation Program, primarily comprised of severance and other employee-related expenses and related transition costs.
(c) Includes $0.1 million for the acceleration of depreciation expense for leasehold improvements related to leased space vacated under the 2016 Business Transformation Program.

(d)   On a reported and adjusted basis, our effective tax rate was (31.8)% and (40.7)%, respectively. The reported tax rate includes a net reduction of $1.8 million in our valuation allowance against our U.S. deferred tax assets primarily due to a discrete tax item relating to changes in tax positions taken in prior years, and $0.4 million of valuation allowances against deferred tax assets in certain foreign operations.

(e)   Includes $12.6 million of returns and markdowns under our 2014 Performance Improvement Plan primarily due to changes to our distribution strategy in China and other customer and distribution arrangements.

(f) Includes $4.6 million (non-cash) of inventory write-downs under our 2014 Performance Improvement Plan due to discontinuation of certain products.

(g)   Includes (i) $5.4 million in expenses under our 2014 Performance Improvement Plan primarily comprised of $4.5 million of customer and vendor contract termination costs and $0.9 million of severance, other employee-related expenses and related transition costs associated with the reduction in global headcount positions, and (ii) $43.8 million (non-cash) in asset impairment charges primarily related to the write-off of the celebrity fragrance licenses acquired from Give Back Brands and other costs.

(h) Represents $0.2 million (non-cash) of debt extinguishment costs resulting from the December 2014 amendment to our credit facility.

(i)   On a reported and adjusted basis, our effective tax rate was (1.5)% and 15.1%, respectively. The reported tax rate includes valuation allowances of $21.1 million against our U.S. and certain foreign deferred tax assets recorded as a non-cash charge to income tax expense.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Adjusted Amounts
(In thousands, except percentages and per share data)

	Six Months Ended				Six Months Ended

	December 31, 2015				December 31, 2014

	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted

Net Sales	$582,150	$--		$582,150	$603,985	$15,261	(e)	$619,246
Cost of Goods Sold:
Cost of Sales	325,647	(3,880	)(a)	321,767	350,088	(4,580	)(f)	345,508
Depreciation Related to Cost of Goods Sold	3,069	--		3,069	3,959	--		3,959

Total Cost of Goods Sold	$328,716	$(3,880)		$324,836	$354,047	$(4,580)		$349,467

Gross Profit	253,434	3,880		257,314	249,938	19,841		269,779
Gross Profit Percentage	43.5%			44.2%	41.4%			43.6%

Selling, General and Administrative Expenses	241,432	(11,109	)(b)	230,323	294,070	(52,658	)(g)	241,412
Depreciation and Amortization	18,685	(228	)(c)	18,457	21,508	--		21,508

Total Operating Expenses	260,117	(11,337)		248,780	315,578	(52,658)		262,920
	15
Interest Expense, Net	15,020	--		15,020	15,468	--		15,468
Debt Extinguishment Charges	--	--		--	239	(239	)(h)	--

Loss Before Income Taxes	(21,703)	15,217		(6,486)	(81,347)	72,738		(8,609)
Provision for (Benefit from) Income Taxes	904	(4,866	)(d)	(3,962)	1,057	(5,845	)(i)	(4,788)

Net Loss	(22,607)	20,083		(2,524)	(82,404)	78,583		(3,821)
Net Loss Attributable to Noncontrolling Interests	(1,729)	228		(1,501)	(915)	583		(332)

Net Loss Attributable to Elizabeth Arden Shareholders	(20,878)	19,855		(1,023)	(81,489)	78,000		(3,489)
Less: Accretion and Dividends on Preferred Stock	1,313	--		1,313	21,085	(20,151)		934

Net Loss Attributable to Elizabeth Arden Common Shareholders	$(22,191)	$19,855		$(2,336)	$(102,574)	$98,151		$(4,423)

EBITDA	15,071	14,989	(a)(b)	$30,060	$(40,412)	$72,738	(e)(f)(g)(h)	$32,326

Net Loss Per Basic Share Attributable to Elizabeth Arden Common Shareholders	$(0.74)	0.66		$(0.08)	$(3.44)	$3.29		$(0.15)

Net Loss Per Diluted Share Attributable to Elizabeth Arden Common Shareholders	$(0.74)	0.66		$(0.08)	$(3.44)	$3.29		$(0.15)

(a)   Includes $3.9 million of inventory costs under our 2016 Business Transformation Program, primarily related to the closing of our Brazilian affiliate, as well changes in certain distribution and customer arrangements.

(b) $11.1 million in expenses under the 2016 Business Transformation Program, primarily comprised of severance and other employee-related expenses and related transition costs
(c) Includes $0.2 million for the acceleration of depreciation expense for leasehold improvements related to leased space vacated under the 2016 Business Transformation Program.

(d)   On a reported and adjusted basis, our effective tax rate was (4.2)% and 61.1%, respectively. The reported tax rate includes valuation allowances of $1.2 million against our U.S. deferred tax assets and $2.4 million against deferred tax assets in certain foreign operations recorded as non-cash charges to income tax expense.

(e)   Includes $15.3 million of returns and markdowns under our 2014 Performance Improvement Plan primarily due to changes to our distribution strategy in China and other customer and distribution arrangements.

(f) Includes $4.6 million (non-cash) of inventory write-downs under our 2014 Performance Improvement Plan due to discontinuation of certain products.

(g)   Includes (i) $8.8 million in expenses under our 2014 Performance Improvement Plan, primarily comprised of (i) $4.5 million of customer and vendor contract termination costs, (ii) $4.2 million of severance, other employee-related expenses and related transition costs associated with the reduction in global headcount positions, (iii) $0.1 million of asset impairment charges, and (iv) $43.8 million (non-cash) in asset impairment charges primarily related to the write off of the celebrity fragrance licenses acquired from Give Back Brands and other costs.

(h) Represents $0.2 million (non-cash) of debt extinguishment costs resulting from the December 2014 amendment to our credit facility.

(i)   On a reported and adjusted basis, our effective tax rate was (1.3)% and 55.6%, respectively. The reported tax rate includes valuation allowances of $28.5 million against our U.S. and certain foreign deferred tax assets recorded as a non-cash charge to income tax expense.

SEGMENT NET SALES

          The table below is a comparative summary of our net sales by reportable segment for the three and six months ended December 31, 2015 and 2014:

(In thousands)	Three Months Ended		% (Decrease) Increase		Six Months Ended		% (Decrease) Increase

	December 31, 2015	December 31, 2014	GAAP	Constant Rates (1)	December 31, 2015	December 31, 2014	GAAP	Constant Rates (1)

Segment Net Sales
North America	$202,993	$227,275	(10.7)%	(9.8)%	$375,189	$399,634	(6.1)%	(5.1)%
International	113,206	118,914	(4.8)%	5.4%	206,961	219,612	(5.8)%	5.4%

Total	$316,199	$346,189	(8.7)%	(4.6)%	$582,150	$619,246	(6.0)%	(1.4)%

Reconciliation:
Segment Net Sales	$316,199	$346,189	--	--	$582,150	$619,246	--	--
Less:
Unallocated sales returns and markdowns (2)	--	12,582	--	--	--	15,261	--	--

Net Sales	$316,199	$333,607	(5.2)%	(1.0)%	$582,150	$603,985	(3.6)%	1.1%

PRODUCT CATEGORY NET SALES

          The table below is a comparative summary of our net sales by product category for the three and six months ended December 31, 2015 and 2014:

(In thousands)	Three Months Ended		% Increase (Decrease)		Six Months Ended		% Increase (Decrease)

	December 31, 2015	December 31, 2014	GAAP	Constant Rates (1)	December 31, 2015	December 31, 2014	GAAP	Constant Rates (1)

Product Category Net Sales
Elizabeth Arden Brand	$111,389	$107,140	4.0%	11.7%	$210,487	$207,191	1.6%	9.9%
Celebrity, Heritage, Designer and Other Fragrances	204,810	226,467	(9.6)%	(7.1)%	371,663	396,794	(6.3)%	(3.5)%

Total	$316,199	$333,607	(5.2)%	(1.0)%	$582,150	$603,985	(3.6)%	1.1%

          The table below is a comparative summary of our adjusted net sales by product category for the three and six months ended December 31, 2015 and 2014:

(In thousands)	Three Months Ended		% Decrease		Six Months Ended		% Decrease

	December 31, 2015	December 31, 2014	GAAP	Constant Rates (1)	December 31, 2015	December 31, 2014	GAAP	Constant Rates (1)

Product Category Net Sales
Elizabeth Arden Brand	$111,389	$118,416	(5.9)%	1.0%	$210,487	$220,848	(4.7)%	3.1%
Celebrity, Heritage, Designer and Other Fragrances	204,810	227,773	(10.1)%	(7.6)%	371,663	398,398	(6.7)%	(3.9)%

Total	$316,199	$346,189	(8.7)%	(4.6)%	$582,150	$619,246	(6.0)%	(1.4)%

(1)    Constant currency information compares results between periods assuming exchange rates had remained constant period-over-period and excludes gains and losses from foreign currency contracts in all periods. We calculate constant currency information by translating current-period results using prior-year GAAP foreign currency exchange rates.

(2) Amounts for the three and six months ended December 31, 2014, reflect returns and markdowns under our 2014 Performance Improvement Plan.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET DATA
(Unaudited)

(In thousands)	December 31, 2015	June 30, 2015	December 31, 2014

Cash	$54,484	$46,085	$94,144
Accounts Receivable, Net	142,683	105,414	188,380
Inventories	221,045	240,740	288,320
Property and Equipment, Net	91,986	105,821	111,357
Exclusive Brand Licenses, Trademarks and Intangibles, Net	219,521	224,895	229,644
Goodwill	31,607	31,607	31,607
Total Assets	815,291	813,224	1,011,223
Short-Term Debt	26,700	8,300	58,900
Current Liabilities	244,394	215,977	266,006
Long-Term Liabilities	408,385	410,535	411,788
Long-Term Debt	355,209	355,634	356,033
Redeemable Noncontrolling Interest	2,411	4,222	4,638
Redeemable Preferred Stock	50,000	50,000	50,000
Total Shareholders' Equity	110,101	132,490	278,791
Working Capital	201,502	207,923	345,513

SUPPLEMENTARY CASH FLOW INFORMATION
(Unaudited)
(In thousands)

	Six Months Ended

	December 31, 2015	December 31, 2014

Net cash (used in) provided by operating activities	$(1,023)	$37,136
Net cash used in investing activities	(5,735)	(16,908)
Net cash provided by financing activities	17,337	20,322
Net increase in cash and cash equivalents	8,399	37,836

Cautionary Note Regarding Forward-Looking Information and Factors That May Affect Future Results

          The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This press release and other written and oral statements that we make from time to time contain such forward-looking statements that set out anticipated results based on management's plans and assumptions regarding future events or performance. We have tried, wherever possible, to identify such statements by using words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "will" and similar expressions in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective products, future operating or financial performance or results of current and anticipated products or sales efforts, expenses and/or cost savings, interest rates, foreign exchange rates, the outcome of contingencies such as legal proceedings, and financial results. A list of factors that could cause our actual results of operations and financial condition to differ materially is set forth below, and these factors are discussed in greater detail under Item 1A -- "Risk Factors" of our Annual Report on Form 10-K for the fiscal year ended June 30, 2015:

*

our ability to implement our 2014 Performance Improvement Plan and our 2016 Business Transformation Program or other restructuring or cost saving initiatives, our ability to realize the anticipated benefits of our 2014 Performance Improvement Plan, our 2016 Business Transformation Program and any other restructuring or cost saving initiatives and/or changes in the timing of such benefits;

*

whether we will incur higher than anticipated costs, expenses or charges related to the implementation of our 2016 Business Transformation Program or any additional restructuring or cost savings activities, and/or changes in the expected timing of such costs, expenses or charges;

*

decisions or actions resulting from our continued reexamination of our business, including implementing any additional restructuring activities, and the timing and amount of any costs, expenses or charges that may be incurred as a result, or the benefits anticipated to result from such decisions or actions;

*	our ability to realize benefits from the strategic investment made by affiliates of Rhône Capital L.L.C. in our company;
*

factors affecting our relationships with our customers or our customers' businesses, including the absence of contracts with customers, our customers' financial condition, reduction in consumer traffic or demand, and changes in the retail, fragrance and cosmetic industries, such as the consolidation of retailers and the closing of retail doors as well as retailer inventory control practices, including, but not limited to, levels of inventory carried at point of sale and practices used to control inventory shrinkage;

*

risks of international operations, including foreign currency fluctuations, hedging activities, restrictions on our ability to repatriate cash, economic and political consequences of terrorist attacks, disruptions in travel, unfavorable changes in U.S. or international laws or regulations, diseases and pandemics, and political instability in certain regions of the world;

*	our reliance on license agreements with third parties for the rights to sell most of our prestige fragrance brands;
*

our reliance on third-party manufacturers for our owned and licensed products and our absence of contracts with suppliers of distributed brands or raw materials and components for manufacturing of owned and licensed brands;

*

delays in shipments, inventory shortages and higher supply chain costs due to the loss of or disruption in our distribution facilities or at key third-party manufacturing or fulfillment facilities that manufacture or provide logistic services for our products;

*

our ability to respond in a timely manner to changing consumer preferences and purchasing patterns and other international and domestic conditions and events that impact retailer and/or consumer confidence and demand, such as domestic or international recessions or economic uncertainty;

*	our ability to protect our intellectual property rights and to operate our business without infringing the intellectual property rights of others;
*	the success, or changes in the timing or scope, of our new product launches, advertising and merchandising programs;
*	our ability to successfully manage our inventories;
*	the quality, safety and efficacy of our products;
*	the impact of competitive products and pricing;
*

our ability to (i) implement our growth strategy and acquire or license brands or secure distribution arrangements, (ii) successfully and cost-effectively integrate acquired businesses or new brands, (iii) successfully expand our geographic presence and distribution channels, and (iv) finance our growth strategy and our working capital requirements;

*

our level of indebtedness, our ability to realize sufficient cash flows from operations to meet our debt service obligations and working capital requirements, and restrictive covenants in our revolving credit facility, second lien credit agreement, and the indenture for our 7 3/8% senior notes;

*

our ability to realize sufficient cash flows from operations to meet our dividend and redemption obligations under the terms of our preferred stock, and our ability to comply with our other obligations under the terms of our preferred stock, including those set forth in the shareholders agreement relating thereto;

*	changes in product mix to less profitable products;
*	the retention and availability of key personnel;
*

changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations, laws or regulations relating to ingredients or other chemicals or raw materials contained in products, advertising or packaging, or accounting standards or critical accounting estimates;

*	the success of our global Elizabeth Arden brand repositioning efforts and global business strategy;
*

the impact of tax audits, including the ultimate outcome of the pending Internal Revenue Service examination of our U.S. federal tax returns for the fiscal years ended June 30, 2010, 2011 and 2012, changes in tax laws or tax rates, and our ability to utilize our deferred tax assets and/or the establishment of valuation allowances related thereto;

*	our ability to effectively implement, manage and maintain our global information systems and maintain the security of our confidential data and our employees' and customers' personal information;
*	our reliance on third parties for certain outsourced business services, including information technology operations, logistics management and employee benefit plan administration;
*

the potential for significant impairment charges relating to our trademarks, goodwill, investments in other entities or other intangible assets, including licenses, that could result from a number of factors, including such entities' or brands' business performance or downward pressure on our stock price; and

*	other unanticipated risks and uncertainties.

We caution that the factors described herein and other factors could cause our actual results of operations and financial condition to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

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